UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 11, 2013 (February 8, 2013)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 20th Floor New York, New York		10173
(Address of principal executive offices)		(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 8, 2013, National Financial Partners Corp. (the “Company”) entered into a new $325.0 million credit facility governed by the Credit Agreement, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Credit Agreement”). Capitalized terms used and not defined in this Item 1.01 have the meanings set forth in the Credit Agreement.

The Credit Agreement is structured as a $325.0 million five-year revolving credit facility that includes a $50.0 million sub-limit for standby letters of credit and a $15.0 million sub-limit for the issuance of swingline loans. The Company may request an increase in the principal amount of the credit facility by an aggregate amount not to exceed $125.0 million.

Under the terms of the Credit Agreement, the Company’s leverage ratio will be calculated as follows: as at the last day of any period, the ratio of (a) Consolidated Total Debt to (b) EBITDA (as defined in the Credit Agreement) for such period.

Loans will bear interest at either LIBOR or the base rate, at the Company’s election, plus an applicable margin, based on the Company’s leverage ratio, as set forth below:

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
Greater than or equal to 2.5 to 1.0	3.00%	2.00%
Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	2.75%	1.75%
Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	2.50%	1.5%
Less than 1.5 to 1.0 but greater than or equal to 1.0 to 1.0	2.25%	1.25%
Less than 1.0 to 1.0	2.00%	1.00%

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws and (iv) notification of certain events. Financial covenants will also require the Company to maintain (i) a leverage ratio of no greater than 3.0:1.0 and (ii) a fixed charge coverage ratio of no less than 1.5 to 1.0.

The Credit Agreement contains various customary restrictive covenants, subject to certain exceptions, that prohibit the Company from, among other things, incurring additional indebtedness or guarantees, creating liens or other encumbrances on property or granting negative pledges, entering into merger or similar transactions, selling or transferring certain property, making certain restricted payments, making advances or loans, entering into transactions with affiliates and making certain payments on the Company’s 4.0% convertible senior notes due 2017 (the “2010 Notes”).

The failure to comply with the foregoing covenants will constitute an event of default (subject, in the case of certain covenants, to applicable notice and/or cure periods) under the Credit Agreement. Other events of default under the Credit Agreement include, among other things, (i) the failure to timely pay principal, interest, fees or other amounts due and owing, (ii) a cross-default with respect to certain other indebtedness, (iii) the occurrence of certain bankruptcy or insolvency events, (iv) the occurrence of a change of control, or other event constituting a “fundamental change” under the indenture governing the 2010 Notes and (v) the loss of lien perfection or priority. The occurrence and continuance of an event of default could result in, among other things, the acceleration of all amounts owing under the Credit Agreement and the termination of the lenders’ commitments to make loans under the Credit Agreement.

The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s existing and future direct and indirect domestic subsidiaries, subject to certain limitations. In addition, the Company’s obligations under the Credit Agreement, subject to certain exceptions, are secured on a first-priority basis by (i) pledges of all the capital stock of certain of the Company’s existing and future domestic subsidiaries and up to 65% of the capital stock of certain of the Company’s foreign subsidiaries and (ii) liens on substantially all of the present and future property and assets of the Company and the guarantors.

The administrative agent for the Credit Agreement, the lenders thereunder and certain affiliates provide, and may in the future provide, certain commercial banking, financial advisory, trustee and investment banking services to the Company and its affiliates, for which they receive customary fees.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrently with the Company’s entry into the new credit facility described in Item 1.01 above, the Company terminated its previous $225.0 million credit facility. Bank of America, N.A. was the administrative agent under the previous credit facility. On February 8, 2013, the Company paid all amounts outstanding under the previous facility using cash drawn from the new facility. No termination penalties were incurred by the Company in connection with the termination of the previous facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of February 8, 2013, among National Financial Partners Corp., the lenders party thereto and Bank of America, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: February 11, 2013

By:	/s/ Donna J. Blank

Name:	Donna J. Blank
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement, dated as of February 8, 2013, among National Financial Partners Corp., the lenders party thereto and Bank of America, N.A., as administrative agent